CERTIFIED RESOLUTIONS


     The undersigned hereby certifies that she is the duly elected Assistant Secretary of the Monteagle Funds (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on April 23, 2009:


          WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the Federal Insurance Company's Asset Protection Bond covering the Trust (the "Fidelity Bond") and the premium charged for the Fidelity Bond; and

          WHEREAS, the amount of coverage under the Fidelity Bond is $525,000, being equal to the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

          NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium charged for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved; and it is

          FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust be, and they hereby are, designated as the person(s) who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and it is

          FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.



Witness my hand this 23rd day of April, 2009.


                                            /s/ Tina H. Bloom
                                            ----------------------------
                                            Tina H. Bloom
                                            Assistant Secretary